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                                                                      EXHIBIT 21

  Hollywood Park Operating Company, a Delaware corporation

    Hollywood Park Fall Operating Company, a Delaware corporation
    Hollywood Park Food Services, Inc., a Delaware corporation

  Sunflower Racing, Inc., a Kansas corporation

    SR Food and Beverage, Inc., a Kansas corporation

  Turf Paradise, Inc. an Arizona corporation